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STARTEK, INC.
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On May 5, 2011, StarTek, Inc. issued the following press release announcing the appointment Robert Sheft and Benjamin Rosenzweig to the Board of Directors pursuant to a Settlement and Standstill Agreement with A. Emmett Stephensen, Jr., the Privet Fund LP and certain other parties relating to the 2011 Annual Meeting.

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek to Appoint Robert Sheft and Benjamin Rosenzweig to

Board of Directors

DENVER, CO — May 5 2011 — StarTek, Inc. (NYSE:SRT) today announced that, following the conclusion of the reconvened 2011 Annual Meeting of Stockholders on May 11, 2011, the Company will appoint Robert Sheft and Benjamin Rosenzweig to the Board of Directors.  Messrs. Sheft and Rosenzweig, who will serve as directors until no earlier than the Company’s 2012 Annual Meeting of Stockholders, will replace Dr. Albert C. Yates and Ms. Kay Norton, who have advised the Board that they will not stand for reelection to the Board at the reconvened 2011 Annual Meeting.  Mr. Rosenzweig will serve on the Compensation Committee and the Nominating and Corporate Governance Committee and Mr. Sheft will serve on the Audit Committee.

The appointment of Messrs. Sheft and Rosenzweig to StarTek’s Board is in connection with a settlement and standstill agreement the Company entered into on May 5, 2011 with Privet Fund LP, Privet Fund Management LLC, Ryan Levenson, Benjamin Rosenzweig, A. Emmet Stephenson, Jr. and Toni E. Stephenson (the “Privet Group”).  The agreement is more fully described in the Company’s additional proxy materials to be filed tomorrow with the Securities and Exchange Commission (“SEC”) and in a Schedule 13D to be filed by the Privet Group with the SEC on or before May 9, 2011.  Pursuant to the agreement, each member of the Privet Group will cause its shares to be voted at the reconvened 2011 Annual Meeting in accordance with the Board’s recommendation for each of the proposals described in the Company’s proxy statement dated March 30, 2011.  In addition, as more fully described in the agreement, the members of the Privet Group, other than A. Emmet Stephenson, Jr. and Toni E. Stephenson, agree until the later of May 5, 2012 or until Messrs. Rosenzweig and Sheft are no longer serving as directors, not to engage in, among other things, any proxy solicitation with respect to the securities of the Company or any tender offer, business combination or restructuring with respect to the Company, and not to seek to place a representative on the Board, seek the removal of any member of the Board or change the size or composition of the Board.  Privet Group has reported beneficial ownership of approximately 25.77% of StarTek’s outstanding shares.

“We are pleased to welcome Robert and Ben to the Board, and we are confident that StarTek will benefit from their involvement in the leadership of the Company as we work together to enhance value for our shareholders,” said Dr. Ed Zschau, Chairman of the Board of StarTek.

“On behalf of all of us at StarTek, I want to thank Al Yates and Kay Norton for their seven years of dedicated service to the Company,” continued Dr. Zschau.  “They have each made significant contributions to StarTek over the years, they have each chaired Board committees with distinction, and they each played a pivotal role in the transition being announced today.  We will miss their wisdom and their commitment to the Company in the years ahead.”

“We are pleased to join the StarTek Board and anticipate working closely with our fellow directors as well as management to help return StarTek to profitability,” Messrs. Sheft and Rosenzweig said in a joint statement.  “StarTek is an outstanding company with excellent potential. We look forward to leveraging our business experience to help grow the company and enhance value for StarTek’s stockholders.”

Mr. Sheft, 50, is the Founder, President and Chief Executive Officer of Simply Floored LLC, an innovative home improvement company offering shop-at-home services for flooring and insulation.  Mr. Sheft is currently a managing director at Roark Capital Group, a private equity firm based in Atlanta.  Prior to starting Simply Floored in 2004, Mr. Sheft was the Founder, President and Chief Executive Officer of RMA Home Services, Inc. (RMA),  from 1997 until its acquisition by The Home Depot in December 2003.  Mr. Sheft built RMA into one of the largest providers of installed siding and window services in the country, with revenues of more than $200 million, customers in more than 1,000 Home Depot stores nationwide, and 1,200 associates operating out of 22 branch offices and a support center in Atlanta. Prior to founding RMA, Mr. Sheft served for five years as a Managing Director of merchant banking at First Southwest.  He began his career as an attorney in the mergers and acquisitions practice of Skadden, Arps, Slate, Meagher & Flom LLP.  From 2006 until 2008, Mr. Sheft served on the board of Marathon Acquisition Corp., a special purpose acquisition company. He is a trustee of Pace Academy in Atlanta where he also chairs the Governance Committee. Mr. Sheft graduated Magna Cum Laude with a Bachelor of Science in Finance from the University of Pennsylvania’s Wharton School and as a James Kent Scholar from the Columbia University School of Law.

Mr. Rosenzweig, 26, is currently an analyst at Privet Fund Management LLC.  Prior to joining Privet in September 2008, Mr. Rosenzweig served as an investment banking analyst in the corporate finance group of Alvarez and Marsal, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries.  He has considerable financial expertise, including extensive involvement with capital market transactions and turnaround situations.  Mr. Rosenzweig graduated magna cum laude from Emory University with a Bachelor of Business Administration degree in Finance and a Bachelor of Arts in Economics.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading customer experience expert in the business process outsourcing industry.  Our clients rely on us to ensure a great customer experience resulting in improved customer satisfaction and retention and an increase in revenue and cost efficiencies for our clients.  StarTek has the platforms and the expertise to compete with the largest companies but we remain small enough to focus on partnering with our clients to develop creative solutions that fit their unique needs.  StarTek’s comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. Our company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has delivery centers onshore in North America, near shore in Costa Rica, offshore in the Philippines and virtually through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303.262.4500.